Exhibit 10.2
TRANSITION AND SEPARATION AGREEMENT
This TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) is entered into between Howard Schwimmer (the “Executive”), on the one hand, and Rexford Industrial Realty, Inc. (“Rexford Industrial,” or the “Company”) and Rexford Industrial Realty, L.P. (the “Rexford Partnership”), on the other, and is effective as of November 17, 2025. Company and Executive shall each be referred to in this Agreement as a “Party,” and collectively as the “Parties.”
WHEREAS, Executive has been employed by the Company and the Rexford Partnership as Co-Chief Executive Officer (“Co-CEO”) pursuant to that certain Employment Agreement dated July 24, 2013, as thereafter amended (the “Employment Agreement”), and any capitalized but undefined terms used herein shall have the meanings ascribed to them in the Employment Agreement;
WHEREAS, Executive and the Board of Directors of the Company (the “Board”) have mutually agreed that Executive and the other Co-CEO will separate from the Company and the Rexford Partnership following a transition period;
WHEREAS, Executive and the Company wish to resolve all matters related to Executive’s employment with the Company and the cessation thereof, on the terms and conditions expressed in this Agreement.
NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, agree as follows:
1.    Transition and Separation Date. Executive and the Company agree that Executive shall continue in his employment with the title of Co-CEO until March 31, 2026 (the “Separation Date”), unless earlier terminated by the Company for Cause (as defined in the Employment Agreement) in which case, the effective date of such termination shall become the Separation Date. Effective on the Separation Date, Executive’s employment shall terminate and Executive shall be deemed to have resigned from and relinquished any and all titles, offices, directorships, and authority related to his employment with the Company and the Rexford Partnership. Notwithstanding the foregoing or anything in the Employment Agreement to the contrary, the Parties agree that nothing in this Agreement shall constitute Executive’s resignation from Rexford Industrial’s board of directors (the “Board”), and that Executive shall continue to serve as a director of the Board for the remainder of his current term (or until his earlier resignation or removal in accordance with Rexford Corporation’s Articles of Amendment and Restated or Fifth Amended and Restated Bylaws, in each case, as may be amended from time to time). Further, and for the avoidance of doubt, at all times prior to the Separation Date, Executive’s duties, authority and responsibilities as Co-CEO shall remain subject to revision, delegation, or limitation by the Board, in accordance with the Company’s bylaws.
2.    Compensation During Transition; Unconditional Obligations. Executive’s compensation in connection with his services through the Separation Date shall consist solely of: (a) continued eligibility to receive the Base Salary through the Separation Date (paid in accordance with the Company’s normal payroll practices); (b) continued eligibility to participate in the health, welfare and retirement benefit plans available to senior executive officers from time to time; and

(c) continued eligibility for his Annual Bonus for 2025, in accordance with the 2025 short term incentive program approved by the Company’s Compensation Committee of the Board of Directors pursuant to the Unanimous Written Consent dated March 31, 2025. Additionally, during the period of time following the Separation Date through the end of the current term of Executive’s service on the Board, Executive shall be entitled to compensation for such Board service as a non-employee Director consisting of a cash payment of $62,500 paid in arrears. For the avoidance of doubt, Executive acknowledges and agrees that, notwithstanding anything in the Employment Agreement to the contrary, he shall not be entitled to receive any further compensation or equity award not otherwise specified in this Agreement. Rexford Industrial and Executive acknowledge that Executive shall be paid his salary through the Separation Date and he shall be entitled to reimbursement of business expenses through the Separation Date, if any, that shall be submitted and paid in accordance with Company business expense reimbursement policies, in each case without any other condition. Executive further acknowledges that, following the Separation Date, he shall receive notice under separate cover concerning his right to continue his insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and that he is solely responsible for electing or declining such coverage and paying the applicable premiums to secure such coverage, except as set forth in Section 4(c).
3.    Transition Equity Award. Provided that Executive accepts and executes this Agreement, the Company shall, within five (5) business days of Executive’s execution of this Agreement, grant an award of Restricted Stock (as defined in the Plan) with respect to the number of shares of the Company’s common stock equal to the quotient obtained by dividing (a) $22,590,000.00 by (b) the Fair Market Value of a Share on the date of this Agreement (the “Transition Restricted Stock Award”). Subject to (i) Executive’s continued service with the Company through March 31, 2026 (or, if earlier, through the date the Company terminates the Executive’s employment without Cause), (ii) Executive’s compliance with the terms of this Agreement, (iii) Executive’s execution and non-revocation of the Supplemental Release attached hereto as Exhibit A (the “Supplemental Release”) within forty-five (45) days of the Separation Date (or, if earlier, the date the Company terminates the Executive’s employment without Cause), the Transition Restricted Stock Award (including, for the avoidance of doubt, any dividends paid with respect thereto) shall vest and become nonforfeitable on the “Effective Date” (as such term is defined in the Supplemental Release). The terms and conditions of the Transition Restricted Stock Award shall be set forth in a separate award agreement in a form prescribed by the Company (the “Restricted Stock Award Agreement”), to be entered into by the Company and Executive, which shall evidence the grant of the Transition Restricted Stock Award.
4.    Severance Benefits. Provided that Executive accepts and executes this Agreement, complies with its terms, is not terminated for Cause, and executes and does not revoke the Supplemental Release within forty-five (45) days of the Separation Date (or, if earlier, the date the Company terminates the Executive’s employment without Cause), the Company will provide Executive with the following payments and benefits:
a)    a lump sum payment in a total gross amount calculated as a pro rata portion of Executive’s Target Bonus for 2026 through the Separation Date, paid (subject to Section 20) on the sixtieth (60th) day after the Separation Date (or, if earlier, the date the Company terminates the Executive’s employment without Cause);

b)    the Company shall cause each outstanding award under the Plan that vests based solely on continued service to the Company and that is held by Executive on the Separation Date (or, if earlier, the date the Company terminates the Executive’s employment without Cause) to become fully vested upon the Effective Date of the Supplemental Release, whereas Executive’s outstanding equity awards that vest based upon Company performance will not be treated as fully vested and/or accelerated, but instead will be treated as though Executive’s termination of employment on the Separation Date (or, if earlier, the date the Company terminates the Executive’s employment without Cause) constitutes a “Qualifying Termination” (as defined in the applicable award agreements), such that those performance-based awards shall remain eligible to vest in accordance with their terms; for the avoidance of doubt, except as expressly set forth herein, Executive’s outstanding equity awards otherwise remain subject to the terms and conditions of the Plan and the relevant award agreements; and
c)    if Executive timely elects to receive continued coverage under the Company’s group health care plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Executive shall be responsible for paying the full costs of the applicable COBRA premium for COBRA coverage under such plan (as in effect or amended from time to time), and the Company will then reimburse Executive on a monthly basis, within ten (10) days after its receipt of sufficient documentation of payment by Executive of the applicable monthly premium (which documentation Executive shall submit to the Company within ten (10) days after such payment by Executive), for a portion (the “COBRA Subsidy”) of such applicable COBRA premium payment(s) paid by Executive for the period from the Separation Date (or, if earlier, the date the Company terminates the Executive’s employment without Cause) until (i) eighteen (18) months following the Separation Date (or, if earlier, the date the Company terminates the Executive’s employment without Cause) (such period referred to as the “COBRA Subsidy Period”). The COBRA Subsidy for a given month shall be an amount equal to the employer share of the premium that the Company otherwise would pay for such group health care plan coverage if Executive were an active employee as of such month. Executive shall be responsible for paying the full unsubsidized costs (without any COBRA Subsidy) of the applicable COBRA premium for any and all COBRA coverage after the COBRA Subsidy Period.
Executive acknowledges that (i) all payments to him pursuant to this Agreement (and the Restricted Stock Award Agreement) shall be subject to all applicable taxes and withholdings and reported on a Form W-2 and (ii) except as otherwise set forth in Section 3 and Section 4 of this Agreement, Executive has no other rights to any payments or benefits in connection with Executive’s separation from the Company.
5.    Affirmation by Executive. Executive affirms that as of the date of this Agreement, he has been paid and/or has received all leave (paid or unpaid); compensation, wages, bonuses, and/or commissions, including for all hours of work, including any and all overtime hours worked; and/or benefits to which he may be entitled, and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement. Executive further affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local laws. Executive further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Executive further affirms that he has not raised any claim the factual foundation for which involves discrimination.
6.    No Initiated Claims. Executive represents that he has not filed any claims or charges against Rexford Industrial with any court or with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal, state or local governmental agency or commission (“Government Agencies”); it being understood that nothing herein requires Executive to disclose any prior reporting of suspected violations of law to the Securities and Exchange Commission. Executive further represents he has not assigned to any third party the right to bring a claim or charge against Rexford Industrial with any Governmental Agencies or court. Executive waives any right to recover damages from any claims or litigation asserted by any third party as consideration for the pay and other benefits provided in this Agreement. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by any Government Agencies, including providing documents or other information without notice to Rexford Industrial. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.
7.    Release of Claims. Executive waives any legal rights and releases and forever discharges Rexford Industrial, Rexford Partnership, and all affiliated and/or related entities of either of them, including, but not limited to, each of their shareholders, partners, directors, officers, agents, trustees, employees, attorneys, successors, and assigns (the “Releasees”), from any and all liability, demands, claims, suits, actions, charges, damages, judgments, levies or executions, damages, whether known or unknown, liquidated, fixed, contingent, direct or indirect, which have been, could have been or could be raised or brought by Executive that related to any matter whatsoever at any time before, and including, the execution of this Agreement (“Claims”). This release includes, but is not limited to, any and all Claims arising out of or related to Executive’s employment with, or separation of employment from, Rexford Industrial; all contractual rights and obligations, including, without limitation, any Claims under any employment agreement or severance plan; all Claims arising under any state or federal law, including, without limitation, any Claims pertaining to discrimination in employment, wage and hour, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the California Fair Employment and Housing Act; the California Labor Code; the California Private Attorneys General Act; the California Business and Professions Code; all California Wage Orders; the California Family Rights Act; the California Civil Code; the California Government Code; any Claim arising under any tort or other common law theories, including Claims alleging wrongful discharge, breach of contract, infliction of emotional distress, negligence, or defamation; and any claim for costs, fees, or other expenses, including attorneys’ fees incurred in such matters. Notwithstanding anything in this Agreement to the contrary, Executive does not waive any rights Executive may have (i) under COBRA; (ii) to Executive’s own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the last date of employment; (iii) to benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iv) to pursue claims which by law cannot be waived, such as any claim to indemnity pursuant to section 2802 of the California Labor Code; (v) to his rights, if any, to indemnification or advancement from the Company as an officer and/or director, whether pursuant to any agreement or by operation of law; and/or (vi) to enforce this Agreement. In signing this Agreement, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state or local statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other claims hereinabove mentioned or implied. Executive acknowledges that, by this Agreement, he is waiving claims pursuant to California Civil Code Section 1542. California Civil Code Section 1542 provides as quoted below:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of the release set forth above and which, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement and his decision to enter into it. Executive acknowledges and agrees that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of this Agreement.
8.    Clawback; Recovery. All payments and benefits provided herein will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt (and has adopted) pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.
9.    No Admissions; Representation by the Company. This Agreement shall not be construed as an admission by Rexford Industrial, any Releasees, or Executive that they acted wrongfully or engaged in any misconduct or impropriety. It simply reflects the Parties’ desire to end their employment relationship in a business-like fashion. The Company and the Rexford Partnership represent and warrant to Executive that, as of the execution of this Agreement, neither the Company nor the Rexford Partnership nor, to their knowledge, any Releasee, has filed, and, there are no facts or circumstances known to the Company’s Board that would reasonably be expected to give rise to, any claim, action, or proceeding by the Company or any other Releasee against Executive. The Company further represents that its Board is not aware of any basis for asserting that Executive has engaged in conduct that would constitute Cause or that would otherwise give rise to any liability of Executive to the Company or any other Releasee.
10.    Company Property. Executive agrees that, no later than the Separation Date, he shall return all property of the Company, Rexford Partnership or their affiliates in his possession, including, without limitation, electronically-stored information or data, reports, customer lists, files, memoranda, records, credit cards, keys, passwords, software, telecommunication equipment, and other physical or personal property that Executive received, prepared, or helped prepare in connection with Executive’s employment (“Company Property”); provided, however, that Executive shall be permitted to keep any phones, computers, laptops, tablets, Starlink receivers, and accessories to any of the foregoing previously issued to Executive from the Company, provided, further, that the Company and Executive shall reasonably cooperate regarding the removal of any Company Property on all devices retained by Executive hereunder and, once the same has been removed, the Company shall be deemed hereby to assign, convey, and transfer all right, title, and interest in such devices. Executive further agrees to reasonably cooperate, as requested by the Company from time to time, to transfer to the Company’s name (without condition or payment) any accounts, licenses, permits, subscriptions and similar rights that were established, maintained, or used in connection with the business of the Company (including, without limitation, any online accounts, club memberships, periodical subscriptions, entertainment and sporting seat licenses and similar matters) that may be held in the Executive’s name. Executive agrees that, in the event that Executive subsequently discovers any Company Property in Executive’s possession, Executive will promptly return the same to the Company. Executive agrees to execute a written certification confirming his compliance with his obligations hereunder upon request by the Company. The Company and Executive agree that Executive shall not be required to return any Company-branded personal items primarily used for marketing purposes (“swag”) and, further, that upon Executive’s request (once per year during the ten years following the Separation Date), the Company shall supply him with a reasonable selection of then-current additional swag at no cost to Executive.
11.    Cooperation. Executive agrees to make himself reasonably available to, and to fully cooperate with the Company in, any internal investigation or administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration, and the Company shall make reasonable efforts to schedule such cooperation in a manner that minimizes any interference with Executive’s professional and personal commitments. Notwithstanding the foregoing, Executive shall not be required to devote more than twenty (20) hours in any calendar year to such cooperation without receiving reasonable compensation from the Company for additional time spent, at a reasonable hourly rate mutually agreed upon by the Parties (which rate shall take into account Executive’s then-current professional and personal commitments). Executive understands and agrees that his cooperation includes, but is not limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are or may come into his possession. The term “cooperation” does not mean that Executive must provide information that is favorable to the Company; it means only that Executive will provide truthful information within his knowledge and possession upon request of the Company. Executive understands that, if the Company asks for his cooperation in accordance with this provision, or he is required to participate in an administrative or legal proceeding or arbitration related to matters within the scope of his employment at the Company, the Company will reimburse him for reasonable travel and similar expenses provided that Executive submits to the Company appropriate documentation of such expenses within thirty (30) calendar days after such expenses are incurred (provided that such proceeding was not initiated by Executive and does not otherwise concern any claims by Executive against the Company or any Releasees).
12.    Continuing Obligations; D&O Insurance. Executive reaffirms his obligations of confidentiality and non-solicitation set forth in the Employment Agreement, represents and warrants that he has not breached the same, and understands that such obligations continue after termination of employment and execution of this Agreement; provided, however, that the parties acknowledge that Executive’s confidentiality obligations are subject to the exceptions set forth in Section 16 herein. The Parties incorporate such obligations into this Agreement as if fully set forth herein and acknowledge that Executive’s breach of those obligations shall constitute a breach of this Agreement. Further, the Parties agree that nothing herein shall limit Executive’s rights or the Company’s obligations under that certain Tax Matters Agreement dated as of July 24, 2013 (the “Tax Matters Agreement”), by and among Rexford Corporation, Rexford Partnership, and each “Protected Partner” and “Guaranty Partner” signatory thereto, which the Parties agree shall continue in full force and effect pursuant to and in accordance with its terms. The Company agrees to maintain Directors and Officers insurance covering Executive for a period of at least six (6) years following the Separation Date, on terms no less favorable, in the aggregate, to the terms of such coverage that the Company provides to its current directors and officers during such time, for any and all claims that have arisen or may arise out of Executive’s employment or service as an officer or director of the Company or the Rexford Partnership.
13.    Intellectual Property. Executive acknowledges that the Company owns the sole and exclusive right, title and interest in and to any and all Works (as defined below), including, without limitation, any and all source code or other intellectual property and further including, without limitation, all copyrights, trademarks, service marks, trade names, slogans, patents, ideas, designs, concepts, design rights, database rights, utility models, track records, inventions, drawings, rights in computer programs (including both object code and source code), computer programs (including both object code and source code), and whether registered or unregistered, applications for registration of any of the foregoing and the right to apply for them in any part of the world, and other proprietary rights. As used herein, “Works” means (i) any inventions, developments, improvements, trade secrets, ideas or original works of authorship that Executive conceived, created, developed, discovered, made, acquired or reduced to practice in whole or in part, either solely or jointly with another or others, during or pursuant to the course of Executive’s employment by the Company and that relate to the Company or its businesses, or to the Company’s actual or demonstrably anticipated research or development, (ii) any inventions, developments, improvements, trade secrets, ideas or original works of authorship that Executive conceived, created, developed, discovered, made, acquired or reduced to practice in whole or in part, either solely or jointly with another or others, during or pursuant to the course of Executive’s employment by the Company and that were made through the use of any of the Company’s equipment, facilities, supplies, trade secrets or time, or that resulted from any work performed for the Company, and (iii) any part or aspect of any of the foregoing. Rexford Industrial’s right, title and interest in and to the Works includes without limitation the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, and the right to modify and create derivative works of or from the Works without any payment of any kind to Executive. Executive agrees to cooperate with the Company to execute documents or otherwise provide any reasonable assistance requested by the Company to perfect his assignment of any intellectual property rights in favor of the Company. Executive acknowledges that he has been notified and understands that the provisions of this Section 13 do not apply to any Works that qualify fully under the provisions of Section 2870 of the California Labor Code, which states as follows:
ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.
14.    Non-Disparagement. Subject to the exceptions set forth in Section 16 of this Agreement, Executive agrees that he will not make any statement to any third party that is intended to or is reasonably likely to disparage, slander or otherwise damage the business reputation of the Company or any of the other Releasees; provided, however, that the preceding language shall not limit Executive’s ability to (i) make truthful statements or disclosures that are required by applicable law, regulation or legal process; (ii) request or receive confidential legal advice; (iii) make truthful statements that are reasonably necessary in connection with the enforcement of this Agreement or any other agreement between Executive and the Company. Each of the Company and the Rexford Partnership agrees that it shall instruct its directors and officers (as applicable) not to make any statements concerning Executive that are intended to or are reasonably likely to disparage, slander or otherwise damage the business reputation of Executive, other than truthful statements to any Government Agencies.
15.    No Assistance to Litigants. Executive agrees that Executive will not aid, advise or otherwise assist any competitor of the Company, stockholder of the Company, litigant or potential litigant against the Company (each, a “Potential Adverse Party,” and, for the avoidance of doubt, this defined term excludes any governmental or regulatory authority) in asserting, prosecuting, or defending any claim, or making any other demands, against the Company, and, further, Executive shall promptly notify the Company if, at any time within the two (2)-year period following the end of Executive’s service on the Board, Executive is approached by any Potential Adverse Party to provide assistance concerning any such matters; provided, however, that the preceding language shall not limit Executive’s ability to (i) make truthful statements or disclosures that are required by applicable law, regulation or legal process; (ii) request or receive confidential legal advice; (iii) cooperate, participate, or file charges with any federal, state or local government agency; (iv) report suspected violations of law; or (v) enforce this Agreement or any other agreement between Executive and the Company.
16.    Exceptions. Notwithstanding anything herein that could be construed to the contrary, Executive acknowledges and agrees that nothing in this Agreement or in any agreement between him and the Company or the Rexford Partnership prohibits or limits him (or his attorney) from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before the Securities and Exchange Commission (SEC), the Department of Justice, any regulatory or self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that he is not required to advise or seek permission from the Company before or after engaging in any such activity. Executive further acknowledges that, in connection with any such activity, he must inform such authority of the confidential nature of any confidential information that he provides, and that he is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to the Company, as the Company does not waive and intends to preserve such privileges. Executive is hereby notified that, pursuant to federal law (the Defend Trade Secrets Act), an individual, shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, nothing in this Agreement prohibits Executive from testifying in an administrative, legislative or judicial proceeding regarding alleged criminal conduct or sexual harassment, when Executive has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or the legislature. Moreover, nothing in this Agreement prevents the disclosure of factual information relating to claims of sexual assault, sexual harassment, harassment, discrimination, failure to prevent harassment or discrimination, or retaliation against a person for reporting an act of harassment or discrimination, as those claims are defined under the California Fair Employment and Housing Act, to the extent the claims are filed in a civil or administrative action, and to the extent such disclosures are protected by law. In addition, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that he has reason to believe is unlawful, and Executive represents and warrants that he is not aware of any such harassment or discrimination involving the Company or the Releasees.

17.    Voluntary Agreement; Authority. Executive acknowledges that Executive is signing voluntarily after having read all the contents of this Agreement and has had the opportunity to consult with and be represented by Executive’s attorney. Executive further acknowledges that Executive understands the terms and conditions of this Agreement. Executive represents and warrants that he has all necessary authority to enter into this Agreement (including, on behalf of his marital community or registered domestic partnership, if any) and that Executive has not transferred any interest in any claims to his spouse, registered domestic partner, or any third party.
18.    Governing Law. This Agreement is governed in all respects by the internal, substantive laws of the State of California, without regard to choice of law principles.
19.    Arbitration/Waiver of Jury Trial. Rexford Industrial and Executive agree that any disputes arising out of or relating to this Agreement shall be resolved solely and exclusively by final, binding and confidential arbitration in Los Angeles, California, before a single arbitrator pursuant to the rules of the American Arbitration Association and that such claims shall not be brought in court. Notwithstanding the foregoing, the following claims shall not be subject to this arbitration agreement: claims for workers’ compensation benefits, claims for unemployment insurance benefits, claims for temporary injunctive relief, and any claims that are not arbitrable pursuant to any statute, rule or regulation forbidding pre-dispute arbitration agreements with respect to such claims. The costs of arbitration shall be borne equally by each party to the dispute and each party shall be responsible for their own legal and professional fees and expenses incurred during such dispute, except that the Company shall pay any costs of the arbitration in excess of the fees that Executive would be required to pay to initiate the claims in a court of law. To the extent applicable, each party hereby consents to the jurisdiction of the state courts of, and the federal courts encompassing, Los Angeles, California, and each party waives the right to a trial by jury for any action, suit or proceeding brought to enforce this agreement or an arbitration award rendered pursuant to this arbitration clause.
20.    Section 409A. Rexford Industrial makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to Rexford Industrial or any of its affiliates.  Executive, by executing this Agreement, shall be deemed to have waived any claim against Rexford Industrial and its affiliates with respect to any such tax, economic or legal consequences. However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Without limiting the generality of the foregoing, and notwithstanding any provision of this Agreement to the contrary, (a) with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the termination of Executive’s employment are intended to mean Executive’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i); and (b) to the extent that any payments or benefits are conditioned on Executive’s execution of the Supplemental Release and the period for consideration and revocation of the Supplemental Release spans two tax years, then such payments or benefits shall be paid or commence in the second such year to the extent required for exemption from or compliance with Code Section 409A. In addition, if Executive is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), at the time of his “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i), then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Executive’s “separation from service,” shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive (or, in the event of Executive’s death, Executive’s estate) in a lump sum on the first business day following the date that is six months after Executive’s separation from service. To the extent that any reimbursements under this Agreement are subject to Code Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Moreover, the parties intend that this Agreement be deemed to be amended to the extent necessary to comply with the requirements of Code Section 409A and to avoid or mitigate the imposition of additional taxes under Code Section 409A, while preserving to the maximum extent possible the essential economics of Executive’s rights under the Agreement.
21.    Severability. If any portion of this Agreement is held to be invalid or unenforceable for any reason, the remaining covenants shall remain in full force and effect to the maximum extent permitted by law.
22.    Complete Agreement. This Agreement represents and contains the entire understanding between the Parties in connection with its subject matter. Executive acknowledges that in signing this Agreement, Executive has not relied upon any representation or statement not set forth in this Agreement made by Rexford Industrial or any of its representatives. Rexford Industrial makes no representations regarding its relationship with or obligations to Executive, or as to the tax consequences of Employee’s entering into this Agreement, and none it may have made in the past survive, except as expressly set forth in this Agreement. Employee expressly agrees that the Company shall have no liability to him for any tax or penalty imposed on him as a result of this Agreement. This Agreement supersedes any prior written or oral agreements or understandings, except that Executive’s obligations under the Employment Agreement survive and are incorporated herein, as described in Section 12 of this Agreement.

23.    Modification. This Agreement may not be modified or discharged, in whole or in part, and no provision hereof may be waived, except in writing. No waiver of any provision on a particular occasion will affect the enforceability of such provision on subsequent occasions, and no waiver of any particular provision will affect the enforceability of any other provision.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Transition and Separation Agreement on this 17th day of November, 2025.

REXFORD INDUSTRIAL REALTY, INC.

/s/ David Lanzer
By:	David Lanzer
Title:	General Counsel and Secretary

REXFORD INDUSTRIAL REALTY, L.P.

/s/ David Lanzer
By:	David Lanzer
Title:	General Counsel and Secretary

HOWARD SCHWIMMER

/s/ Howard Schwimmer

EXHIBIT A
SUPPLEMENTAL RELEASE
By his signature below, Howard Schwimmer (“Executive”) hereby releases and forever discharges as of the date hereof Rexford Industrial Realty, Inc. and the Releasees as set forth herein. Capitalized undefined terms used in this Supplemental Release shall have the meaning ascribed to them in the Transition and Separation Agreement between Executive and the Company (the “Agreement”). The Releasees are intended to be third-party beneficiaries of this Supplemental Release, and this Supplemental Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder. Executive agrees as follows:
1.    Executive understands that the payments or benefits to be paid or granted to him under the Agreement represent, in part, consideration for signing this Supplemental Release, and are not salary, wages or benefits to which he was already entitled. Executive understands and agrees that he will not (a) be eligible to vest in the equity award described in Section 3 of the Agreement or (b) receive any benefits or payments specified in Section 4 of the Agreement unless he executes this Supplemental Release after the Separation Date (or, if earlier, the date the Company terminates the Executive’s employment without Cause) and within forty-five (45) days thereof, and does not revoke this Supplemental Release (as described herein).
2.    By his signature below, Executive waives any legal rights and releases and forever discharges Rexford Industrial and the Releasees, from any and all liability, demands, claims, suits, actions, charges, damages, judgments, levies or executions, damages, whether known or unknown, liquidated, fixed, contingent, direct or indirect, which have been, could have been or could be raised or brought by Executive that related to any matter whatsoever at any time before, and including, the execution of this Supplemental Release (“Claims”). This release includes, but is not limited to, any and all Claims arising out of or related to Executive’s employment with, or separation of employment from, Rexford Industrial; all contractual rights and obligations, including, without limitation, any Claims under the Employment Agreement; all Claims arising under any state or federal law, including, without limitation, any Claims pertaining to discrimination in employment, wage and hour, the Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the California Fair Employment and Housing Act; the California Labor Code; the California Private Attorney General Act; the California Business and Professions Code; all California Wage Orders; the California Family Rights Act; the California Civil Code; the California Government Code; any Claim arising under any tort or other common law theories, including Claims alleging wrongful discharge, breach of contract, infliction of emotional distress, negligence, or defamation; and any claim for costs, fees, or other expenses, including attorneys’ fees incurred in such matters.
3.    Notwithstanding anything in this Supplemental Release to the contrary, Executive does not waive any rights Executive may have (i) under COBRA; (ii) to Executive’s own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the last date of employment, including without limitation; (iii) to benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iv) to pursue claims which by law cannot be waived, such as any claim to indemnity pursuant to section 2802 of the California Labor Code, and/or which may arise after the execution of this Supplemental Release; (v) to his rights, if any, to indemnification or advancement from the Company as an officer and/or director, whether pursuant to any agreement or by operation of law; (vi) to enforce this Agreement; and/or (vii) to challenge the validity of this Supplemental Release.
4.    In accordance with the Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended by the Older Worker’s Benefit Protection Act, Executive acknowledges and agrees that:
(a)    the Agreement and this Supplemental Release is written in a manner that is understandable to him and that he has carefully read and fully understands the provisions and terms of the Agreement and this Supplemental Release and agrees to such provisions and terms;
(b)    Executive has been advised and hereby is advised in writing that Executive should consult with an attorney prior to executing this Supplemental Release, and Executive has obtained independent legal advice from an attorney of his own choice with respect to this Supplemental Release, or Executive has knowingly and voluntarily chosen not to do so;
(c)    Executive is not waiving rights or claims that may arise after the date that this Supplemental Release is executed by Executive;
(d)    Executive knowingly and voluntarily waives any and all rights and claims, including, but not limited to rights under the ADEA and those laws listed in Paragraph 2 above;
(e)    in consideration for executing this Supplemental Release, Executive will receive compensation of value to which Executive would not otherwise be entitled;
(f)    in accordance with the Older Workers Benefits Protection Act, Executive has received and reviewed Schedule A appended to this Supplemental Release, which contains a list of the job titles and ages of all employees within the relevant decisional unit who have been selected for termination and are being offered severance packages in exchange for executing a release agreement, as well as those employees within such unit who are not eligible or selected and therefore have not received such an offer from the Company; and
(g)    no promise or inducement has been offered to Executive, except as expressly set forth in the Agreement, and Executive is not relying upon any such promise or inducement in entering into this Supplemental Release.
5.    In signing this Supplemental Release, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state or local statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other claims hereinabove mentioned or implied. Executive acknowledges that, by this Supplemental Release, he is waiving claims pursuant to California Civil Code Section 1542. California Civil Code Section 1542 provides as quoted below:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of the release set forth above and which, if known or suspected at the time of entering into this Supplemental Release, may have materially affected this Supplemental Release and his decision to enter into it. Executive acknowledges and agrees that this waiver is an essential and material term of the Agreement and that without such waiver the Company would not have agreed to the terms of the Agreement.
6.    Executive acknowledges that this Supplemental Release, together with the Agreement, represents the settlement of any and all claims and potential claims that Executive may have against the Releasees through the date Executive signs this Supplemental Release. Executive accepts the Agreement and this Supplemental Release as being in full and complete accord, satisfaction, compromise, and settlement of any and all such claims or potential claims and expressly agrees that he is not entitled to and shall not receive any further payment or recovery of any kind from the Company, and that the Company shall have no further monetary or other obligation of any kind to Executive, including any further obligation for any costs, expenses, and attorneys’ fees, except as provided in the Agreement.
7.    Revocation Right. After Executive executes this Supplemental Release, Executive shall have a period of seven (7) days from the date immediately following the date of execution of this Supplemental Release in which Executive may revoke this Supplemental Release at Executive’s sole election by notifying Rexford Industrial in writing. The written revocation must be either personally delivered or postmarked within seven (7) calendar days of Executive’s execution of this Agreement to the Company ATTN: David Lanzer, General Counsel, Rexford Industrial Realty, Inc., 11620 Wilshire Boulevard, 10th Floor, Los Angeles, CA 90025, with a copy to dlanzer@rexfordindustrial.com. In the event Executive does not exercise his right to revoke this Supplemental Release, this Supplemental Release shall become effective on the date immediately following the seven-day revocation period described above (the “Effective Date”).

BY SIGNING THIS SUPPLEMENTAL RELEASE, I REPRESENT AND AGREE THAT:
•I HAVE READ IT CAREFULLY;
•I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
•I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
•I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
•I HAVE HAD AT LEAST 45 DAYS FROM THE DATE OF MY RECEIPT OF THIS SUPPLEMENTAL RELEASE TO CONSIDER IT;
•I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS SUPPLEMENTAL RELEASE TO REVOKE IT AND THAT THIS SUPPLEMENTAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
•I HAVE RECEIVED AND REVIEWED SCHEDULE A APPENDED TO THIS SUPPLEMENTAL RELEASE;
•I HAVE SIGNED THIS SUPPLEMENTAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
•I AGREE THAT THE PROVISIONS OF THIS SUPPLEMENTAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATE:
Howard Schwimmer

SCHEDULE A TO SUPPLEMENTAL RELEASE

[OWBPA disclosure to be provided upon the Separation Date]